                                                                    EXHIBIT 99.2

For more information:
Investor Relations                                   Media Relations
Jim DeNike                                           Colleen Beauregard
Corixa Corporation                                   Waggener Edstrom Bioscience
206.754.5716                                         503.443.7000
denike@corixa.com                                    colleenb@wagged.com

FOR IMMEDIATE RELEASE

            CORIXA ANNOUNCES $30 MILLION PRIVATE PLACEMENT FINANCING

SEATTLE, JUNE 9, 2003 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced that it has entered into a definitive purchase agreement for the sale of newly issued shares of Common Stock and warrants to purchase Common Stock in a private placement with an institutional investor, for anticipated gross proceeds of approximately $30 million.

The transaction is subject to the execution of a definitive note purchase agreement by Corixa in its planned sale of $75 million in convertible promissory notes and other customary closing conditions.

Under the terms of the agreement, Corixa will sell $30 million of Common Stock and warrants to purchase Common Stock. The purchase price for the Common Stock will be equal to fair market value on the date on which the contingency regarding the execution of a definitive note purchase agreement is satisfied or waived, determined according to an average of recent trading prices. The warrants will have an exercise price equal to the purchase price for the common stock and a five-year term.

Corixa plans to use the net proceeds for research and development and general corporate purposes, including working capital.

The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Corixa has agreed to file, no later than 10 days after the closing, a registration statement providing for the resale of the issued shares and the shares underlying the warrants.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

CORIXA FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about the expected closing and proceeds of our financing and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or

                                     -MORE-
implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to, the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

                                      # # #